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                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

DEATH BENEFIT OPTION AMENDMENT

I. The "Death Benefit Options" provision of the policy is hereby amended to include the following option:

DEATH     The Specified Amount in addition to the Accumulated Premiums. The
BENEFIT   death benefit (before deduction of any indebtedness against the policy
OPTION 3  and the amount of any partial surrenders) will equal the greater of:


          1. the sum of the Specified Amount plus the Accumulated Premium(s) on the date of the Second Death, up to the Death Benefit Option 3 Limit shown in the Policy Specifications, or

          2. the amount determined by the Company equal to that required by the Internal Revenue Code to maintain this contract as a life insurance policy. Any amount so determined will be set forth in the annual statement which the Company will send to the Owner.

          For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premiums, the death benefit, and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premiums, the Specified Amount will be reduced by the excess amount. A decrease in Specified Amount will reduce the Death Benefit Option 3 Limit. An increase in Specified Amount, if approved by the Company, will increase the Death Benefit Option 3 Limit unless requested otherwise by the Owner.

The Accumulated Premium is determined on each Monthly Anniversary Day and is based on the sum of all premiums paid, less the Cumulative Policy factor (if elected) from the later of the Effective Date of this amendment, or the effective date of change to Death Benefit Option 3, until the Policy Anniversary that coincides with the date the second Insured to die reaches attained age 100.

The Owner may request an increase to the Death Benefit Option 3 Limit. If an increase is requested, a supplement application must be submitted and evidence of insurability satisfactory to Lincoln Life must be furnished. If Lincoln Life approves the request, the increase will become effective upon the Monthly Anniversary Day that coincides with or next follows the date the request is approved.

The Cumulative Policy Factor, if elected by the Owner, is an amount determined on each Monthly Anniversary Day from the later of the Effective Date of this amendment or the effective date of change in Death Benefit Option 3, and is calculated as (1) multiplied by (2) where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by the Owner at issue; and

(2)  is the Specified Amount divided by 1,000.

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DEATH BENEFIT OPTION AMENDMENT (CONTINUED)

II. The "Changes in Death Benefit Option" under the "Changes in Specified Amount and Death Benefit Option" provision of the policy is hereby amended to provide the following additional conditions:

     3. If a request is made to change the death benefit from Death Benefit Option 3 to Death Benefit Option 1, the Specified Amount will be increased by Accumulated Premiums less the Cumulative Policy Factor (if elected) to equal the death benefit as of the effective date of change.

      4. If a request is made to change the death benefit from Death Benefit Option 3 to Death Benefit Option 2 and the Accumulation Value is greater than the Accumulated Premium less the Cumulative Policy Factor (if elected), the Specified Amount will be reduced by the Accumulation Value less Accumulated Premium plus the Cumulative Policy Factor (if elected), as of the effective date of change.

      5. If a request is made to change the death benefit from Death Benefit Option 3 to Death Benefit Option 2 and the Accumulation Value is less than Accumulated Premiums less the Cumulative Policy Factor (if elected), the Specified Amount will be increased by the Accumulated Premium less the Cumulative Policy Factor (if elected), less the Accumulation Value as of the effective date of change.

      6. If a request is made to change the death benefit from Death Benefit Option 2 to Death Benefit Option 3, the Specified Amount will be increased by the Accumulation Value, as of the effective date of change.

      7. With respect to changes described in 3 through 6 above, the effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

III.  The definition of "Death Benefit Proceeds" is amended to read:

DEATH BENEFIT PROCEEDS. The amount payable upon the Second Death of the Insured is based upon the death benefit option selected under the policy. Each option is described under the "Death Benefit Options" provision (or policy amendment) and is payable as described under the "Payment of Proceeds" provision.

EFFECTIVE DATE. The Effective Date of this amendment is the Date of Issue of the policy or the date this amendment is attached to the policy, whichever is later.

This amendment rider is attached to and forms a part of the policy. Except as specifically altered by this amendment, all of the provisions, limitations, and exclusions of the policy remain in full force and effect.

                                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                                  /s/ Jon A. Boscia

                                                      PRESIDENT